Exhibit 99.1

News Release

Contact:	Brian Wingard Treasurer (814) 765-9621

CNB FINANCIAL ANNOUNCES SECOND QUARTER DIVIDEND

CLEARFIELD, PENNSYLVANIA – May 12, 2017

The Board of Directors of CNB Financial Corporation [Nasdaq: CCNE] has announced the declaration of 16.5 cents per share quarterly dividend payable on June 15, 2017 to shareholders of record on June 1, 2017.

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $2.6 billion that conducts business primarily through CNB Bank, CNB Financial Corporation’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include: 33 full-service offices in Pennsylvania and northeast Ohio, including ERIEBANK, a division of CNB Bank; nine full-service offices and one loan production office in central Ohio conducting business as FCBank, a division of CNB Bank; and one full-service office in Buffalo, New York conducting business as Bank on Buffalo, a division of CNB Bank.

For further information regarding the stock of CNB Financial Corporation, please call (814) 765-9621, CNB Bank Stock Transfer Department or contact any brokerage firm. The identifying symbol for this security is CCNE.

CNB Bank websites can be found at www.CNBBank.bank, www.ERIEBANK.bank, www.FCBank.bank, and www.BankOnBuffalo.bank.